EXHIBIT 99.1

                                        Contact:
                                        Mr. Fred Montano
                                        Chairman and Chief Executive Officer
                                        5111 Juan Tabo Boulevard N.E.
                                        Albuquerque, New Mexico 87111
                                        Telephone Number:(505) 856-6043.


                          ////For Immediate Release////

                 POCKETSPEC ANNOUNCES REVERSE WITH SIERRA NORTE


     Albuquerque, New Mexico, May 24, 2005 - PocketSpec Technologies Inc. today announced the closing on May 20, 2005, of a reverse acquisition transaction. We acquired Sierra Norte, LLC, a New Mexico limited liability company, which thereby became a wholly-owned subsidiary of ours. Sierra Norte, LLC is a land development company in the Albuquerque, New Mexico area.

     As a result of the acquisition, Sierra Norte, LLC will continue as a wholly-owned subsidiary of ours and the former security holders of Sierra Norte, LLC have acquired 100,000,000 shares, which is a majority of our outstanding shares of common stock.

     We intend to reincorporate the company to Nevada from Colorado and change the name of the public company to a name more in line with our current operations , upon stockholder approval. In connection with the name change, we will seek a new trading symbol. Pending our name change, our shares will be listed on the Over-the-Counter (OTC) Bulletin Board initially under the trading symbol PKSP.OB. The combined company will assume and execute Sierra Norte's business plan as its sole business going forward. Sierra Norte's management, let by Mr. Fred Montano has become our management team. Following the closing of the transaction, there are approximately 137,265,372 outstanding shares of common stock.

     Mr. Montano stated, "The acquisition with PocketSpec Technologies Inc. provides Sierra Norte with a public company platform to support future growth in its real estate operations. We believe that it allows us to vertically expand the scope of our company to one of land developers of master planned communities as well as to do our own home building.

     About Sierra Norte

     Sierra Norte LLC is a land development partnership formed and founded in Albuquerque, New Mexico. Sierra Norte LLC owns a 256 lot subdivision nearing completion, in Rio Rancho, a community northwest of Albuquerque, New Mexico. All lots have been sold on contracts to different home builders since the early planning stages of the subdivision. Lot sales are being closed on an ongoing basis in planned stages under those contracts.


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